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                                                                    EXHIBIT 4.08


                                SERVICESOFT, INC.

                                 AMENDMENT NO. 2

                                       TO

                        1999 STOCK OPTION AND GRANT PLAN

                                 MARCH 24, 2000

                              W I T N E S S E T H:



WHEREAS, the Board of Directors and the Stockholders of Servicesoft, Inc. (the "Company") approved and adopted the 1999 Stock Option and Grant Plan (the "Plan") of the Company, dated November 1, 1999, and amended same pursuant to Amendment No. 1 of the 1999 Stock Option and Grant Plan, dated February 10, 2000;

WHEREAS, the Board of Directors and the Stockholders of the Company have determined that it is in the best interest of the Company to amend the Plan in order to provide for an increase in the number of shares authorized for issuance under the Plan;

NOW, THEREFORE, the Plan is amended as follows:

1. Amendment to Section 3. Section 3(a) of the Plan shall be amended to add the underscored language and delete the stricken language, as set forth below:

        (a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall initially be 2,376,498 shares of Stock; provided that, on the consummation of the Company's initial public offering of its Common Stock (the "Initial Public Offering") and on each January 1 during the term of the Plan, commencing on January 1, 2001, unless the Board determines otherwise, the maximum number of shares of Stock for which Awards may be granted under the Plan shall be automatically increased (i) to the number which sets maintains the number of shares reserved for issuance under the Plan and any other stock and/or option plan of the Company at twenty percent (20%) of the issued and outstanding capital stock of the Company calculated on an as-converted, fully-diluted basis (the "Diluted Capital Stock") (after such increase) or (ii) by a number of shares of Stock equal to four percent (4%) of the Diluted Capital Stock, whichever is greater (the "New Reserve"); provided further that, in no event shall the number of shares reserved for issuance under the Plan exceed 10,000,000.

2. Capitalized Terms. Capitalized terms used herein not otherwise defined herein shall have the meanings set forth in the Plan.

DATE APPROVED BY THE BOARD OF DIRECTORS: March 24, 2000